Exhibit 99.(2)(k)(4)

ABX Longevity Growth and INCOME FUND

SHAREHOLDER SERVICING Plan

WHEREAS, ABX Longevity Growth and Income Fund, a Delaware statutory trust (the “Trust”), is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust will rely on an exemptive order issued by the Securities and Exchange Commission to issue multiple classes of shares of the Trust (“Shares,” and each class of Shares, a “Class”) (the “Exemptive Order”);

WHEREAS, the Trust may enter into one or more agreements with the principal underwriter of the Trust (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies, selling agents, and other financial intermediaries (each, an “Intermediary”) for the servicing or maintenance of accounts for the beneficial owners of the Shares; and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Plan;

NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

1.            SERVICING ACTIVITIES. Subject to the supervision of the Board, the Trust may engage, directly or indirectly, in investor servicing activities, including, but not limited to, the following: making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of the Shares (such as: personal services including, among others, responding to investor inquiries and providing information regarding investments in the Trust; processing purchase, exchange, and redemption requests by beneficial owners; placing orders with the Trust or its service providers; providing sub-accounting with respect to Shares beneficially owned by investors; and processing dividend payments for the Trust on behalf of investors).

2.            SHAREHOLDER SERVICING FEES. The Trust is authorized to make periodic payments to the Distributor and/or Intermediaries at an annual rate not to exceed 0.15% of the average daily net assets attributable to I Class Shares, calculated over the applicable interval for the services provided in Section 1 hereof (the “Shareholder Servicing Fees”). If amounts are received by the Distributor, the Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of such investor services.

3.            TERM AND TERMINATION.

(a)           Initial Term. After approval by votes of a majority of the Board, this Plan will become effective, and shall continue in effect with respect to I Class Shares (subject to Section 3(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to I Class Shares in accordance with the provisions of Section 3(b) hereof.

(b)          Continuation. This Plan shall continue in effect with respect to I Class Shares subsequent to the initial term specified in Section 3(a) and shall be automatically renewed for an additional year upon expiration unless terminated consistent with Section 3(c) hereof.

(c)           Termination. This Plan may be terminated at any time with respect to I Class Shares by votes of a majority of the Board, or by vote of a majority of the outstanding I Class Shares. For purposes of this Plan, the term “vote of a majority of the outstanding I Class Shares” shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting I Class Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting I Class Shares are present and represented by proxy; or (B) more than 50 percent of the outstanding voting I Class Shares.

4.            AMENDMENTS. No amendment to this Plan shall be made unless approved by votes of a majority of the Board.

5.            QUARTERLY REPORTS. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended for the servicing of the I Class Shares pursuant to this Plan.

6.            RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: August 5, 2026

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